Exhibit 99.1

Contact:

Investors	News Media
Maggie Morris	Linda Megathlin
(508)236-1069	(508)236-1761
mmorris2@sensata.com	lmegathlin@sensata.com

SENSATA TECHNOLOGIES ANNOUNCES APPOINTMENT OF MARTHA SULLIVAN TO PRESIDENT & CHIEF OPERATING OFFICER

Almelo, the Netherlands – September 27, 2010 –Sensata Technologies Holding N.V. (NYSE: ST) (the “Company”) today announced the promotion and appointment of Martha Sullivan as President in addition to her current role as Chief Operating Officer, effective immediately.

Ms. Sullivan has served as Executive Vice President, Chief Operating Officer and a Director of several of Sensata’s operating subsidiaries since the Sensors & Controls (S&C) business was spun off from Texas Instruments in April 2006.

Commenting on Ms. Sullivan’s new role, Tom Wroe, Chief Executive Officer and Chairman said, “In this new, expanded role, Martha will help Sensata continue its rich history of leadership and innovation in mission-critical sensing, electrical protection and power management. Her appointment by the board as president recognizes the important role she has played in the success of the business to-date as well as the important role she will play in the future as she continues to oversee the operations of the company and contributes to the formulation of its strategic direction.”

Ms. Sullivan joined Texas Instruments in 1984 and held various management positions, including Precision Controls Marketing Manager, Automotive Marketing Manager and North American Sensors General Manager. She was named Sensor Products Global Business Unit Manager for the S&C business of Texas Instruments in June 1997 and a Vice President of Texas Instruments in 1998.

Past and present positions include the Key Executive Council at Rensselaer Polytechnic Institute, President’s Alumni Council at Michigan Technological University and Ford International Supplier Advisory Council. She was recently inducted into the Academy of Mechanical Engineering at Michigan Tech; a distinction awarded to less than 1% of the institution’s graduates. She has been a speaker and panelist in a number of technology industry and academic forums including the Ernst & Young China Business Roundtable, Executive Women’s Conference (Morgan Stanley), International Electronics Manufacturing Initiative, Inc. and the Innovation Leadership Forum.

About Sensata Technologies Holding N.V.

Sensata Technologies Holding N.V. is one of the world’s leading suppliers of sensing, electrical protection, control and power management solutions. Majority-owned by affiliates of Bain Capital Partners, LLC, a leading global private investment firm, and its co-investors, Sensata employs approximately 10,000 people in nine countries. Sensata’s products improve safety, efficiency and comfort for millions of people every day in automotive, appliance, aircraft, industrial, military, heavy vehicle, heating, air-conditioning, data, telecommunications, recreational vehicle and marine applications. For more information, please visit Sensata’s web site at www.sensata.com.